EXHIBIT 10.1

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM08 Bermuda

March 3, 2008

Mr. Steven H. Newman
24342 La Masina
Calabasas, CA 91302

Dear Mr. Newman:

Reference is made to (i) the letter agreement dated October 27, 2005 between Platinum Underwriters Holdings, Ltd. (the “Company”) and you relating to your services as Chairman of the Board of Directors of the Company (the “Chairman Agreement”), and (ii) the letter agreement dated October 27, 2005 among Platinum Underwriters Reinsurance, Inc. (“Platinum US”), SHN Enterprises, Inc. (“SHN”) and you relating to your consulting arrangement with Platinum US (the “Old Consulting Agreement”). This letter agreement is hereinafter referred to as this “Agreement.”

In consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to your execution on the date hereof of the “Full and Complete Release” attached hereto as Exhibit A-1 and the Company’s execution on the date hereof of the “Full and Complete Release” attached hereto as Exhibit A-2, the parties hereto hereby acknowledge and agree as follows:

1. You shall retire from the Board of Directors of the Company effective as of April 23, 2008, the date of the Company’s 2008 Annual General Meeting of Shareholders (the “AGM”).

2. The Chairman Agreement shall terminate with no further force and effect as of the date of the AGM, except for the first sentence of Section 4 of the Chairman Agreement, which shall continue in full force and effect.

3. The Old Consulting Agreement shall terminate with no further force and effect as of the date of the AGM. It is hereby agreed that a recommendation will be made by the date of the AGM by the Company to the Compensation Committee of the Board of Directors of the Company that the flight time provided for in Section 5 of the Old Consulting Agreement, prorated from November 1, 2005 through April 23, 2008, that has not been used as of April 23, 2008, be paid in cash.

4. Simultaneously with the execution of this Agreement by the parties hereto, Platinum US, SHN and you shall execute and deliver the consulting agreement attached hereto as Exhibit B.

5. On the date of the AGM: (a) the Company and you shall enter into the nonqualified share option agreement providing for the grant of an option to purchase 500,000 common shares of the Company, which option shall be fully vested and exercisable for a two-year period at an exercise price equal to the Fair Market Value (as defined in such agreement) on the date of the AGM, substantially in the form attached hereto as Exhibit C; (b) you shall execute a second release in the form attached hereto as Exhibit A-1; and (c) the Company shall execute a second release in the form attached hereto as Exhibit A-2.

6. The Nonqualified Share Option Agreement effective November 1, 2002 between the Company and you shall be exercisable in accordance with its terms. Any share units granted to you under the Company’s Share Unit Plan for Nonemployee Directors shall be paid in accordance with the terms of such plan.

7. You agree that you shall not, and shall not solicit or encourage any other person to, take any action relating to the solicitation of proxies with respect to the AGM or any meeting of the Company’s shareholders held from the date of the AGM through the date of the Company’s Annual General Meeting of Shareholders in 2012.

8. You and SHN agree that, from the date hereof through April 23, 2010, you and SHN will not, directly or indirectly, solicit or cause to be solicited any employee of Platinum Holdings or any of its subsidiaries holding the title of Senior Vice President or higher to leave such employ.

9. You agree that you will not at any time following the date hereof engage in any conduct with the intent to injure, or make any statements or express any views that disparage, the business reputation or interests of the Company or its subsidiaries or any of their respective directors and officers. The Company agrees that the Company, its subsidiaries and their respective directors and officers will not at any time following the date hereof engage in any conduct with the intent to injure, or make any statements or express any views that disparage, you, your business reputation or interests or the business reputation or interests of SHN. Notwithstanding the foregoing, this Section 9 shall not apply to truthful communications the respective parties are required by law to make to any governmental, regulatory or self-regulatory entity.

10. You agree that you will keep confidential any trade secrets and confidential or proprietary information of the Company and its subsidiaries which are now known to you or which hereafter may become known to you as a result of your association with the Company and its subsidiaries and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company and its subsidiaries. For purposes of this Agreement, “trade secrets and confidential or proprietary information” means information of the Company and its subsidiaries which is not known or generally available from sources outside the Company and its subsidiaries or typical of industry practice, but shall not include any such information (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of your act or omission or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

11. You agree to reasonably cooperate with the Company and its affiliates in connection with any proceedings relating to the Company and its affiliates, including, but not limited to, any federal, state, local or Bermuda audit, investigation or other proceeding. The Company will reimburse you for any reasonable out of pocket costs and expenses incurred by you in connection with such cooperation.

12. From the date hereof through the date of the Company’s Annual General Meeting of Shareholders in 2010, in the event that any person communicates to you any interest in a proposal or offer relating to a merger, consolidation, share exchange, business combination, reorganization or other similar transaction involving the Company, you agree to (i) not engage in any discussions relating thereto with any such person, (ii) refer such person to the Chairman of the Board of the Company, and (iii) promptly inform the Chairman of the Board of the Company of such communication.

13. As of the date of your retirement from the Company’s Board of Directors, you will no longer be subject to any Company-imposed trading blackouts in the Company’s shares. You acknowledge that any trading that you conduct in the Company’s shares must be in compliance with all applicable laws, including, without limitation, the federal securities laws.

This Agreement may only be amended by mutual written agreement of the parties. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined, (i) if brought by SHN, you or any of your heirs, executors, administrators or assigns, in the United States District Court for the Southern District of New York or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York, or (ii) if brought by the Company, its subsidiaries or any of their respective successors or assigns, in the United States District Court for the Central District of California or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts in the County of Los Angeles. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than, (i) if brought by SHN, you or any of your heirs, executors, administrators or assigns, any New York state or federal court sitting in New York, New York, or (ii) if brought by the Company, its subsidiaries or any of their respective successors or assigns, any California state or federal court sitting in Los Angeles County, California.

This Agreement, consisting of four pages and Exhibits A-1, A-2, B and C, is intended to be a binding obligation upon the parties hereto. If this Agreement correctly states our agreement, please sign and return one copy for the Company’s records.

Platinum Underwriters Holdings, Ltd.

By: /s/ Michael E. Lombardozzi
Name: Michael E. Lombardozzi
Title: Executive Vice President

The above Agreement correctly states our agreement, and each of the undersigned hereby confirms his or its agreement to the same.

/s/ Steven H. Newman
Steven H. Newman

SHN Enterprises, Inc.

By: /s/ Steven H. Newman

Name: Steven H. Newman Title: President

Platinum Underwriters Reinsurance, Inc.

By: /s/ H. Elizabeth Mitchell

Name: H. Elizabeth Mitchell Title: Chief Executive Officer

EXHIBIT A-1

FULL AND COMPLETE RELEASE

I, Steven H. Newman, in consideration of the premises and mutual covenants contained in the agreement dated March 3, 2008, including the documents attached as exhibits thereto (collectively, the “Agreement”) among Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), Platinum Underwriters Reinsurance, Inc. (“Platinum US”), SHN Enterprises, Inc. (“SHN”) and me, for SHN, myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Holdings, its subsidiaries and their respective successors and assigns (collectively, the “Companies”) and their respective current and former directors, officers and employees (together with the Companies, the “Releasees”) from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter, whether KNOWN OR UNKNOWN, fixed or contingent, which SHN, I, my heirs, executors, administrators or assigns ever had, now have or may have, from the beginning of time through the date hereof other than any claims arising out of the Agreement (collectively, the “Released Claims”).

I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims and that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf, has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring in the past up to the date of this Full and Complete Release (this “Release”), or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

California Civil Code Section 1542 Waiver. I hereby acknowledge and agree that I am expressly releasing all rights and claims, known and unknown. I expressly acknowledge that I am familiar with and waive all rights under California Civil Code Section 1542, or any other comparable statute which may be applicable. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, I hereby waive and relinquish all rights and benefits which I have or may have under California Civil Code Section 1542 or the law of any other state or jurisdiction to the same or similar effect, to the full extent that I may lawfully waive all such rights and benefits relating to the subject matter of this Release, and I hereby acknowledge and agree that this Release expressly contemplates the extinguishment of all such claims.

I fully understand and agree that:

1.	This Release is in exchange for the premises and mutual covenants contained in the Agreement to which I would otherwise not be entitled; and

2.	No rights or claims are released or waived that may arise after the date this Release is signed by me.

The Agreement and this Release are the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Agreement in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. I irrevocably agree that any legal action or proceeding with respect to this Release or for recognition and enforcement of any judgment in respect hereof shall be brought and determined, (i) if brought by SHN, me or any of my heirs, executors, administrators or assigns, in the United States District Court for the Southern District of New York or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York, or (ii) if brought by any of the Companies, in the United States District Court for the Central District of California or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts in the County of Los Angeles. I hereby (a) irrevocably submit with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Release, (b) agree that I shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agree that I shall not bring any action relating to this Release in any court other than, (i) if brought by SHN, me or any of my heirs, executors, administrators or assigns, any New York state or federal court sitting in New York, New York, or (ii) if brought by any of the Companies, any California state or federal court sitting in Los Angeles County, California. This Release inures to the benefit of the Releasees and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Steven H. Newman

Dated:                                         , 2008

EXHIBIT A-2

FULL AND COMPLETE RELEASE

Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), in consideration of the premises and mutual covenants contained in the agreement dated March 3, 2008, including the documents attached as exhibits thereto (collectively, the “Agreement”) among Platinum Holdings, Platinum Underwriters Reinsurance, Inc. (“Platinum US”), SHN Enterprises, Inc. (“SHN”) and Steven H. Newman, for itself, its subsidiaries and their respective successors and assigns (collectively, the “Companies”), does hereby knowingly and voluntarily release and forever discharge SHN, Steven H. Newman and his heirs, executors, administrators and assigns (the “Releasees”) from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter, whether KNOWN OR UNKNOWN, fixed or contingent, which the Companies ever had, now have or may have, from the beginning of time through the date hereof other than any claims arising out of the Agreement (collectively, the “Released Claims”).

Platinum Holdings warrants and represents that it has made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims and that, to the maximum extent permitted by law, neither it, nor any person, organization, or other entity acting on its behalf, has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees involving any matter occurring in the past up to the date of this Full and Complete Release (this “Release”), or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release.

California Civil Code Section 1542 Waiver. Platinum Holdings hereby acknowledges and agrees that it is expressly releasing all rights and claims, known and unknown. Platinum Holdings expressly acknowledges that it is familiar with and waives all rights under California Civil Code Section 1542, or any other comparable statute which may be applicable. Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Platinum Holdings hereby waives and relinquishes all rights and benefits which it has or may have under California Civil Code Section 1542 or the law of any other state or jurisdiction to the same or similar effect, to the full extent that it may lawfully waive all such rights and benefits relating to the subject matter of this Release, and Platinum Holdings hereby acknowledges and agrees that this Release expressly contemplates the extinguishment of all such claims.

Platinum Holdings fully understands and agrees that:

1.	This Release is in exchange for the premises and mutual covenants contained in the Agreement to which it would otherwise not be entitled; and

2.	No rights or claims are released or waived that may arise after the date this Release is signed by it.

The Agreement and this Release are the complete understanding between Platinum Holdings and Steven H. Newman in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Platinum Holdings has not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Agreement in signing this Release.

In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. Platinum Holdings irrevocably agrees that any legal action or proceeding with respect to this Release or for recognition and enforcement of any judgment in respect hereof shall be brought and determined, (i) if brought by any of the Releasees, in the United States District Court for the Southern District of New York or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York, (ii) if brought by any of the Companies, in the United States District Court for the Central District of California, or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts in the County of Los Angeles. Platinum Holdings hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Release, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Release in any court other than, (i) brought by any of the Releasees, any New York state or federal court sitting in New York, New York, or (ii) brought by any of the Companies, any California state or federal court sitting in Los Angeles County, California. This Release inures to the benefit of the Releasees

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

and their successors and assigns. Platinum Holdings has carefully read this Release, fully understands each of its terms and conditions, and intends to abide by this Release in every respect. As such, Platinum Holdings knowingly and voluntarily signs this Release.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:

Name: Michael E. Lombardozzi

Title: Executive Vice President

Dated:                                         , 2008

EXHIBIT B

PLATINUM UNDERWRITERS REINSURANCE, INC.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, NY 10281

March 3, 2008

SHN Enterprises, Inc.
24342 La Masina
Calabasas, CA 91302

Attention: Mr. Steven H. Newman

Dear Steve:

This agreement (this “Consulting Agreement”) sets forth the terms and conditions of the consulting arrangement between SHN Enterprises, Inc. (“SHN”) and Platinum Underwriters Reinsurance, Inc., (the “Company”) following the Effective Date (as defined below).

1. Consulting Period.

The period of SHN’s consulting services hereunder shall commence on April 23, 2008 (the “Effective Date”) and shall end on the second anniversary of the Effective Date. The period during which SHN is providing consulting services shall hereafter be referred to as the “Consulting Period.”

2. Services.

During the Consulting Period, SHN will be engaged as a consultant to the Company and shall perform services as are reasonably requested by the President of the Company (the “Consulting Services”). The Consulting Services shall be verbal advice and counsel of a strategic nature regarding the insurance and reinsurance industry. The parties understand that the Consulting Services will not be required on a full-time basis. Unless otherwise agreed to by the Company, the Consulting Services to be performed by SHN hereunder will be performed by Steven H. Newman. In order to enable Steve Newman to perform the Consulting Services, the Company agrees to continue Steven H. Newman’s subscription to IBNR Weekly, published by Dowling & Partners, for the duration of the Consulting Period.

3. Consulting Fee.

During the Consulting Period, the Company will pay SHN a consulting fee at the annual rate of $500,000 (the “Consulting Fee”), commencing at the Effective Date and payable in cash in equal installments on or prior to the first business day of May, August, November and February during each year of the Consulting Period. The parties agree that the Consulting Fee is a flat rate and payable regardless of the extent of the Consulting Services requested to be performed. SHN shall bear all expenses that SHN deems necessary or appropriate in connection with the Consulting Services rendered hereunder unless such expenses have been approved in writing in advance by the Chairman of the Board of the Company. If any such expenses are not so approved, then SHN shall be entitled to not incur such expenses in excess of $1,000 provided that SHN shall still be required to perform the Consulting Services to the best of its ability without incurring such expenses, and this Consulting Agreement will continue in full force and effect.

4. Termination of this Consulting Agreement.

(a)	The Company may terminate this Consulting Agreement for “Cause” (as defined below) at any time upon written notice to SHN and, in such event, the Company will have no further obligation to SHN to pay any portion of the Consulting Fee that has not been paid. For purposes of this Consulting Agreement, “Cause” means (i) SHN’s willful and continued failure to substantially perform the requested Consulting Services in all material respects, which failure is not cured within fifteen (15) days after written notice of such failure; (ii) SHN’s or Steven H. Newman’s engagement in any fraud in connection with SHN’s relationship as a consultant to the Company; (iii) a breach by SHN, by Steven H. Newman or by a person that Steven H. Newman personally directs or controls of the Full and Complete Releases executed by Steven H. Newman on the date hereof and the date of the AGM; or (iv) a material breach by SHN or Steven H. Newman of the letter agreement dated the date hereof among Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), SHN, Steven H. Newman and the Company, which breach, if capable of being cured, is not cured within fifteen (15) days after written notice of such breach. For purposes of this Section 4(a), no act or failure to act will be considered “willful” unless it is done, or omitted to be done, in bad faith.

(b)	SHN may terminate this Consulting Agreement at any time upon five (5) days’ written notice to the Company and, in such event, the Company will have no further obligation to SHN to pay any portion of the Consulting Fee that has not been paid and SHN shall repay to the Company any unearned portion of the Consulting Fee.

5. Non-Competition. In exchange for the remuneration outlined above, in addition to providing Consulting Services to the Company as set forth in this Consulting Agreement, SHN and Steven H. Newman covenant that during the Consulting Period they will not, for SHN, Steven H. Newman or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is primarily engaged in the reinsurance business during the Consulting Period. Notwithstanding the preceding sentence, SHN and Steven H. Newman will not be prohibited from owning in the aggregate less than five (5%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company.

6. Representations.

By signing this Consulting Agreement where indicated below, SHN and Steven H. Newman represent that, except as previously disclosed to the Company, neither SHN nor Steven H. Newman are subject to any employment agreement, consulting agreement or non-competition agreement that could subject the Company to any future liability or obligation to any third party as a result of the execution of this Consulting Agreement and SHN’s engagement by the Company as described above.

7. Miscellaneous Provisions.

(a)	This Consulting Agreement may not be amended or terminated without the prior written consent of SHN, Steven H. Newman and the Company.

(b)	This Consulting Agreement may be executed in any number of counterparts which together will constitute but one agreement.

(c)	This Consulting Agreement will be binding on and inure to the benefit of the Company’s and SHN’s respective successors and, in Steven H. Newman’s case, his heirs and other legal representatives. Other than as provided herein, the rights and obligations described in this Consulting Agreement may not be assigned by any party without the prior written consent of the other parties.

(d)	All notices under this Consulting Agreement will be in writing and will be deemed effective when delivered in person, or five (5) days after deposit thereof in the mails, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

If to SHN, to:
SHN Enterprises, Inc.
24342 La Masina
Calabasas, CA 91302

If to Steven H. Newman, to:
Steven H. Newman
24342 La Masina
Calabasas, CA 91302

If to the Company, to:
Platinum Underwriters Reinsurance, Inc.
2 World Financial Center
225 Liberty Street, Suite 2300
New York, NY 10281
Attention: Michael D. Price, Chairman of the Board

In lieu of personal notice or notice by deposit in the mail, a party may give notice by confirmed telegram, telex or fax, which will be effective upon receipt.

(e)	This Consulting Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to rules relating to conflict of laws. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Consulting Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined, (i) if brought by SHN, Steven H. Newman or any of Steven H. Newman’s heirs, executors, administrators or assigns, in the United States District Court for the Southern District of New York, or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York, or (ii) if brought by Platinum Holdings, its subsidiaries or any of their respective successors or assigns, in the United States District Court for the Central District of California, or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts in the County of Los Angeles. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Consulting Agreement or any transaction contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Consulting Agreement or any transaction contemplated hereby in any court other than, (i) if brought by SHN, Steven H. Newman or any of Steven H. Newman’s heirs, executors, administrators or assigns, any New York state or federal court sitting in New York, New York, or (ii) if brought by Platinum Holdings, its subsidiaries or any of their respective successors or assigns, any California state or federal court sitting in Los Angeles County, California.

(f)	SHN and Steven H. Newman acknowledge that they will be responsible for the tax consequences of all payments and benefits to SHN and Steven H. Newman under this Consulting Agreement.

(g)	By executing this Consulting Agreement, the Company, SHN and Steven H. Newman acknowledge that this Consulting Agreement supersedes the letter agreement dated October 27, 2005 among the parties hereto as of the Effective Date.

This Consulting Agreement, consisting of five pages, is intended to be a binding obligation upon the Company, SHN and Steven H. Newman. If this Consulting Agreement correctly reflects SHN’s and Steven H. Newman’s agreement, please sign and return one copy for the Company’s records.

Platinum Underwriters Reinsurance, Inc.

By:
Name: H. Elizabeth Mitchell
Title: Chief Executive Officer

The above Consulting Agreement correctly reflects SHN’s and Steven H. Newman’s agreement.

SHN Enterprises, Inc.

By:
Name: Steven H. Newman
Title: President

Dated: March 3, 2008

Steven H. Newman
Dated: March 3, 2008

EXHIBIT C

NONQUALIFIED SHARE OPTION AGREEMENT

Platinum Underwriters Holdings, Ltd.
2006 Share Incentive Plan

Option Agreement (the “Agreement”), between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and Steven H. Newman (the “Optionee”), a consultant to Platinum Underwriters Reinsurance, Inc. through SHN Enterprises, Inc. pursuant to a consulting agreement dated March 3, 2008 (the “Consulting Agreement”), made pursuant to the terms of Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan (the “Plan”). The Option is not intended to qualify as an “incentive stock option” under the Internal Revenue Code.

Section 1. Option Shares. The Company grants to the Optionee, on the terms and conditions set forth herein, an option (the “Option”) for the purchase of 500,000 common shares (the “Option Shares”) of the Company, par value $0.01 per share (“Common Shares”), effective April 23, 2008 (the “Date of Grant”).

Section 2. Exercise Price. The exercise price per share of the Option shall be $     , which is the Fair Market Value (as defined in the Plan) of a Common Share on the Date of Grant (the “Option Price”).

Section 3. Vesting of Option. The Option is fully vested and immediately exercisable.

Section 4. Option Term. Option Shares may be purchased at any time on or after the date of grant and prior to the expiration of the term of the Option (the “Option Term”). The Option Term shall expire on the day prior to the second anniversary of the Date of Grant, unless earlier terminated in accordance with the terms of the Plan or upon termination of the Consulting Agreement. Upon the expiration of the Option Term, any unexercised Option Shares shall be cancelled and shall be of no further force or effect.

Section 5. Termination of Consulting Agreement.

(a) General. In the event of a termination of the Consulting Agreement for any reason, the Optionee shall retain the right to purchase any Option Shares until the expiration of 45 days following the effective date of such termination (or the expiration of the Option Term, if earlier).

(b) Cause. Notwithstanding the provisions of Section 5(a) hereof, in the event of termination the Consulting Agreement for “Cause” as defined in the Consulting Agreement, the Optionee’s right to purchase any Option Shares shall immediately terminate and all rights thereunder shall cease.

(c) Death or Disability. Notwithstanding the provisions of Section 5(a) hereof, in the event of the Optionee’s death or Disability, as defined in the Plan, the Optionee, or the Optionee’s legal representative, shall retain the right to purchase the Option Shares in accordance with the terms hereof until the expiration of 12 months following the date of such death or Disability (or the expiration of the Option Term, if earlier).

Section 6. Procedure for Exercise.

(a) Notice of Exercise. The Option may be exercised, in whole or in part, and whole Option Shares may be purchased, by delivery of a written notice (the “Notice”) to the Company under procedures specified by the Committee, which Notice shall: (i) state the number of whole Option Shares being exercised; (ii) state the method of payment of the Option Price and tax withholding; (iii) include any representation of the Optionee required pursuant to Section 7 hereof; (iv) in the event that the Option shall be exercised by any person other than the Optionee pursuant to Section 10 hereof, include appropriate proof of the right of such person to exercise the Option; and (v) comply with such further requirements consistent with the Plan as the Committee may from time to time prescribe.

(b) Payment of Option Price. Payment of the Option Price shall be made: (i) in cash or by cash equivalent acceptable to the Committee; (ii) by payment in Common Shares (either actually or constructively by attestation) that have been held by the Optionee for at least six months (or such other period as determined by the Committee), valued at the Fair Market Value (as defined in the Plan) of such shares as of the date of exercise; (iii) by a broker assisted “cashless exercise”; or (iv) by a combination of the foregoing methods described above.

Section 7. Investment Representation. Upon any exercise of the Option at a time when there is not in effect a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), relating to the Option Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Option Shares shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Optionee shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable Federal and state securities, blue sky and other laws. No Common Shares shall be acquired unless and until the Company and/or the Optionee shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Optionee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate for Common Shares, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 8. Limitation of Rights. The Optionee shall not have any privileges of a shareholder of the Company with respect to any Option Shares, including without limitation any right to vote such Option Shares or to receive dividends or other distributions in respect thereof, until the date of the issuance to the Optionee of a share certificate evidencing the Common Shares. Nothing in this Agreement or the Option shall confer upon the Optionee any right to continue in employment or to interfere in any way with the right of the Company to terminate the Optionee’s employment at any time.

Section 9. Adjustments. If at any time while the Option is outstanding the number of outstanding Common Shares is changed by reason of a reorganization, recapitalization, share split or any of the other events described in Section 3.2 of the Plan, the number and kind of Option Shares and/or the Option Price may be adjusted by the Committee in accordance with the provisions of the Plan.

Section 10. Limited Transferability of Option. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by will or by the laws of descent and distribution; provided, however, the Optionee may, during the Optionee’s lifetime and subject to the prior approval of the Committee at the time of proposed transfer, transfer all or part of the Option to or for the benefit of the Optionee’s “family members” (as defined under rules applicable to registration statements on Form S-8 promulgated under the 1933 Act). Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee. In the event that an Optionee becomes legally incapacitated, the Option shall be exercisable by the Optionee’s legal guardian, committee or legal representative. If the Optionee dies the Option shall thereafter be exercisable by the legatee of the Option under the Optionee’s will or by the Optionee’s estate in accordance with the Optionee’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that the Option was exercisable by the Optionee on the date of the Optionee’s death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

Section 11. Notices. Any notice hereunder by the Optionee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Optionee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Optionee may have on file with the Company.

Section 12. Construction. This Option is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. The Optionee hereby accepts this Option subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan is vested in the Committee, whose determinations shall be final, conclusive and binding upon the Optionee.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined, (i) if brought by the Optionee or any of his heirs, executors, administrators or assigns, in the United States District Court for the Southern District of New York or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the Supreme Court of New York, or (ii) if brought by the Company, its subsidiaries or any of their respective successors or assigns, in the United States District Court for the Southern District of California or, if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts in the County of Los Angeles. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than, (i) if brought by the Optionee or any of his heirs, executors, administrators or assigns, any New York state or federal court sitting in New York, New York, or (ii) if brought by the Company, its subsidiaries or any of their respective successors or assigns, any California state or federal court sitting in Los Angeles County, California.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement as of the Date of Grant.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By: Michael D. Price
Title: President and Chief Executive Officer

OPTIONEE

Name: Steven H. Newman